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                                                                    Exhibit 99.2

                      HUNTINGTON BANCSHARES INCORPORATED

                           Moderator: Laurie Counsel
                                 July 17, 2001
                                  1:00 pm CT


Operator:           Good afternoon. My name is (Raina), and I will be your
                    conference facilitator today. At this time I would like to welcome everyone to the Huntington Bancshares Second Quarter
                    Earnings Results conference call. All lines have been placed on mute to prevent any background noise.

                    After the speakers' remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press the number 1 on your telephone keypad, and questions will be taken in the order they are received. If you would like to withdraw your question, press the pound key. Thank you.

                    Ms. Counsel, you may begin your conference.

Laurie Counsel:     Thank you, (Raina). And good afternoon again to our
                    conference call participants. Thanks for taking the time today to join us.

                    Here for this afternoon's conference call are Tom Hoaglin, President and Chief Executive Officer, and Mike McMennamin, Vice Chairman and Chief Financial Officer.
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                    This call is being recorded and will be available as a
                    rebroadcast starting today at 5:00 pm through July 27 at midnight. It is also available on the Internet for two weeks. Please call the Investor Relations Department at 614-480-5676 for more information to access these recordings or if you have not yet received the news release and presentation materials for today's call.

                    Today's conference call and discussion, including related questions and answers, may contain forward-looking statements, including certain plans, expectations, goals, and projections which are subject to numerous assumptions, risks, and uncertainties.

                    Actual results could differ materially from those contained or implied by such statements for a variety of factors, including changes in economic conditions, improvements in interest rates, competitive pressures on product pricing and services, success and timing of business strategies, the successful integration of acquired businesses, the nature, extent, and timing of governmental actions and reforms, and extended restructuring of vital infrastructure.

                    All forward-looking statements included in this conference call and discussion, including related questions and answers, are based on information that was available at the time of the call. Huntington assumes no obligation to update any forward-looking statements.

                    Now I'd like to turn the call over to our CEO, Tom Hoaglin. Tom?

     Tom Hoaglin:   Welcome. And thanks, everyone, for joining us. And I also
                    want to thank so many of you who participated in our investor conference last Thursday.

                    We're very excited about the financial decisions we
                    announced and the strength and the stability they will provide, the sale of our Florida franchise,
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                    consolidation of banking offices outside of Florida, the 20%
                    reduction in our dividend, and the restructuring and special charges. We're also confident about our ability to grow in our core Midwest markets as we move forward.

                    In a moment, Mike McMennamin will talk about our second quarter financial results. The special charge of $72 million after taxes obviously had a significant impact on our results.

                    We will want you to understand clearly our core operating performance excluding the charge, so we will review our estimates for the second half of 2001 and for full-year 2002.

                    As I mentioned last Thursday, going forward we want Huntington to be conservative in its projections and consistent in its record of meeting and exceeding them. We will also review with you some of our financial analyses about Florida.

                    One update since last Thursday, today we are announcing the appointment of Jim Dunlap as Region President for Western Michigan. Jim is a 22-year Huntington veteran and has done a superb job during the last three years as Region President in Florida. He is energetic, a tremendously effective leader and team-builder, and a great salesman.

                    Jim will be based in Grand Rapids and start his new assignment in mid to late August. His appointment represents a significant commitment by Huntington to build our customer base, market share, and financial performance in that key market.

                    Now here is our CFO, Mike McMennamin, to review the financials. Mike?
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Mike McMennamin:    Thanks, Tom. As we've already announced, we intend to
                    recognize restructuring and other special charges totaling $140 million after tax in the second, third, and fourth quarters.

                    In the second quarter, $72 million of these charges were recognized, related primarily to credit and asset impairment issues. Excluding the $72 million of charges, operating earnings totaled $74.5 million or 30 cents a share.

                    The numbers shown on this next slide, Estimated Restructuring and Other Charges, are pretax. Of the $111 million pretax charge recognized during the quarter, $72 million was credit-related, $37 million was asset impairment, and $2 million was legal reserves.

                    Of the $72 million credit-related charge, $26 million represented lending businesses that we have exited, sub-prime auto lending, which is a $150 million portfolio that's being run off, embedded losses estimated at $15 million, truck and equipment portfolio, a $60 million portfolio with embedded losses of $11 million. These are loans on the large tractor/trailer rigs.

                    Twenty million dollars in consumer and small business loans greater than 120 days are being charged off or reserved. This represents a more conservative application of current banking regulations and represents an acceleration of charge-offs that would have occurred in coming months.

                    Twenty-one million dollars of the reserve is increased reserves for consumer bankruptcies. Bankruptcies have increased 18% nationally versus a year ago and are up approximately the same amount at Huntington.

                    The increase is related to a deterioration of the economy and the weakening of consumer balance sheets and secondly, increased bankruptcy filings in anticipation of the proposed more stringent bankruptcy legislation. Five
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                    million of the total charge represents an increase in
                    commercial loan reserves. And $37 million represents asset impairment.

                    Twelve million of the asset impairment is a write-down of the residual interest in two auto loan securitizations that were completed in 2000. Charge-offs on these loans have increased beyond levels anticipated when the securitizations were booked.

                    Five million dollars represents a loss on the sale of $15 million Pacific Gas and Electric Commercial Paper in June. Twenty million dollars of the reserve represents an increase in the reserve for auto lease residuals.

                    The remaining $104 million pretax charge is expected to be recognized in the third and fourth quarters. The remaining charge is related to closing costs on branch consolidations, costs associated with the sale of the Florida branches, the write-down of technology investments, and the establishment of legal, accounting, and operational reserves.

                    My remaining comments today will address the second quarter operating earnings. Turning to the next slide, Earnings Per Share, in April we provided earnings guidance for the second quarter of 27 to 29 cents per share.

                    Earnings for the quarter came in at 30 cents with core earnings totaling 28 cents per share, consistent with our projections. There was $5.9 million pretax income in the second quarter of non-core earnings, roughly 2 cents a share.

                    Residential mortgages totaling $107 million were sold during the quarter and a $2 million gain recognized. Two point seven million dollars of security gains were realized. And a $1.2 million gain was recognized on the sale of a small branch in Indiana. The core earnings of 28 cents per share were the
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                    same as were reported in the fourth quarter of 2000 and the first quarter of this year.

                    On a cash basis, second quarter earnings were 33 cents per share, versus the 30 cents on a reported basis, with the difference being the after-tax amortization of goodwill. Return on equity on a cash basis improved to 13.7% during the quarter.

                    Turning to some of the key performance indicators, the net interest margin improved slightly during the quarter from 3.93% to 3.97%, following a 23 basis point increase from the fourth quarter to the first quarter. The efficiency ratio also declined from 62% in the first quarter to 58.6%.

                    The tangible common equity to asset ratio was basically unchanged during the quarter, even after the $72 million after-tax charge was realized. As announced at our investment conference last week, our goal was to maintain a minimum tangible common equity to asset ratio of 6-1/2% when we are completed with the Florida sale.

                    The next slide just takes a look at some of the highlights of the second quarter. As mentioned, the net interest margin increased 4 basis points during the quarter, with almost all of the increase related to increased loan fees that are included in net interest income.

                    Higher loan fees were generated in the auto loan and lease business as volume picked up from the first quarter levels and also in commercial real estate. Managed loan growth increased at a 5% annualized rate during the quarter.

                    The decline in the efficiency ratio from 62% to 58.6% was driven by an $800,000 decline in operating expenses and a $20 million increase in revenue,
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                    $5 million of net interest income, and $15 million in non-
                    interest income during the quarter.

                    Net charge-offs as a percentage of average loans increased from 55 basis points in the first quarter to 73 basis points. The increase occurred primarily in our auto loan and lease portfolio as well as the commercial portfolio. Non-performing assets as a percentage of total loans and OREO increased 19 basis points or $41 million during the quarter.

                    Turning to the income statement, pretax earnings for the quarter totaled $102.4 million, a $9.1 million increase. Higher provision expense of $12.3 million was more than offset by a $4.9 million increase in net interest income and a $15.1 million increase in non-interest income led by a very strong performance in the mortgage banking unit. A small reduction in operating expenses and a small increase in security gains also benefited the quarter.

                    Turning to managed loan growth, the following loan growth information has been adjusted for the impact of acquisitions, securitization activity, and asset sales.

                    Managed loan growth slowed only slightly during the quarter to a 5% annualized growth rate. Growth during the first half of the year has been at the 5% to 6% range, versus an 8% to 9% rate during the second half of last year, reflecting the significant slowdown in the economy.

                    The decline in the growth of commercial loans during the quarter -the decline in the growth rate, I should say, is related to a significant slowing in the demand for automobile floor-plan credit as auto dealers have sharply curtailed their inventories.
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                    C&I loan to land - C&I loan demand, excluding floor-plan
                    loans, increased at a 7% rate during the quarter, roughly the same as in the first quarter. Commercial real estate loans were basically unchanged during the quarter, as double-digit growth in construction loans was offset by declines in permanent loans.

                    After no growth in the first quarter, auto loans and leases grew at a 6% annualized rate, helped by seasonal factors during the quarter, and are up 10% versus the prior year's quarter.

                    Consumer loans, other than indirect auto loans, increased at an 8% rate during the quarter, led by double-digit increases in home equity line of credit, continuing the strength we've seen in that area over the last year.

                    Just a comment on residential real estate loans, as we discussed at the investor conference, we do not feel that residential mortgage loans are a good use of our capital or our funding capacity. As such, we've been selling these assets in the last year.

                    Over the last year, these loans have declined from $1-1/2 billion to $900 million. This table, however, shows 9% growth versus the year-ago quarter. And that represents organic growth. These numbers in the table have been adjusted for securitizations and sales activity.

                    Turning to non-interest income, revenue before security gains increased $15.1 million or 13% versus the same quarter last year and also from the same - from the first three months of 2001.

                    Mortgage banking income was particularly strong in the prevailing lower-rate environment with revenue increasing $10.6 million or 131% from a year ago, an $8.7 million increase from the first quarter.



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            Origination volume expanded to $951 million during the quarter, compared with $363 million a year ago and $690 million in the first quarter of the year. Mortgage banking results for the period just ended were also positively impacted by the sale of $107 million of portfolio loans which generated a gain of approximately $2 million.

            Brokerage and insurance revenue was $5.4 million or 39% higher than the year-ago period, with insurance income as the primary driver. Brokerage income posted a 5.9% increase, despite a relatively volatile equity market. Annuity sales continue to be strong, increasing 53% versus the second quarter of last year.

            Trust income was up 15% over the prior year, indicative of increased revenue from Huntington's proprietary mutual funds. This improvement is a function of higher asset balances, aided in part by the introduction of five new funds, as well as price increases.

            The $4-1/2 million decline in other non-interest income versus the prior year is primarily the result of significantly lower securitization activity. We securitized $556 million of auto loans in the prior-year quarter, versus only $107 million in the second quarter of this year.

            Turning to non-interest expense, NIE increased $35.2 million or 18% compared with the same period last year, but was essentially flat with the first quarter of 2001.

            The increase from a year ago was due to several factors, including $9.8 million of accrual adjustments in the prior-year quarter that resulted in a low expense base for that period.
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            The remaining increase was primarily due to higher sales commissions and other personnel-related costs as well as premium space for the auto lease residual insurance. The year-over-year impact of purchased acquisitions also drove expenses higher in the recent quarter.

            Relative to the first quarter of this year, personnel-based costs increased $4.4 million as annual merit pay adjustments were effected in the second quarter and sales commissions increased in connection with the strength in fee-based businesses, particularly mortgage banking.

            Substantially offsetting the higher personnel cost was the $3.8 million reduction in other non-interest expense. This reduction was related to the first quarter $4.2 million loss associated with the sale of Pacific Gas and Electric Commercial Paper.

            While the efficiency ratio dropped from nearly 62% in the first quarter to 58.6% in the recent period, the decline was primarily driven by a $20 million increase in revenues. We do expect operating expenses to trend lower in the second half, indicative of the NIE initiative program that we introduced during the second quarter.

            The next slide shows our non-performing asset trend. Non-performing assets increased $41 million during the quarter from $125 million to $166 million. Non-performing assets as a percentage of total loans and other real estate owned increased from 60 basis points to 79 basis points.

            This slide depicts how Huntington's non-performing asset performance has compared in recent quarters with a peer group of banks. The increase in non-performing assets is primarily attributable to two credits, a $16 million credit to an assisted living healthcare operation -- this is the credit that we mentioned
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            in our last earnings call -- and $14 million to a retailer of farm and agricultural equipment.

            Turning to charge-offs, net charge-offs as a percentage of average loans increased from 55 basis points in the first quarter to 73 basis points in the second quarter.

            Charge-offs increased in both our consumer and commercial portfolios. The increase in charge-offs in recent quarters appears to be consistent with increases that are being experienced by other peer banks.

            The next slide shows the components of our net charge-offs by major portfolio. In the second quarter commercial charge-offs increased from 41 to 67 basis points. Commercial real estate charge-offs increased slightly to 18 basis points, but are at a very low level. Consumer charge-offs increased 17 basis points to 95 basis points during the quarter.

            Of the commercial and commercial real estate charge-offs, no individual charge-off exceeded $2-1/2 million, nor were charge-offs concentrated in any particular industry.

            The next slide provides more detail on our consumer charge-offs. The increase from 78 to 95 basis points in charge-offs during the quarter is related to the indirect auto loan and lease portfolio, with charge-offs in that area increasing from 113 to 143 basis points.

            The higher indirect charge-offs are the result of lower-quality paper originated between the fourth quarter of '99 and the third quarter of 2000, the weaker economic environment and the adverse impact that is having on consumer balance sheet, and an increase in the average loss per vehicle.
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            The increase in charge-offs in the auto lease portfolio during the quarter from 89 basis points to 137 basis points was partially related to an operational problem that had the impact of first quarter charge-offs being booked in the second quarter. X that change, charge-offs would have increased from 109 to 121 basis points.

            Loans originated in the fourth quarter '99 to the second quarter of 2000 period represent 20% of the loan portfolio and were 39% of the losses in the second quarter.

            Along the same lines, leases originated in the fourth quarter of '99 to the third quarter of 2000 period represent 35% of the lease portfolio, but 53% of the second quarter losses. We expect improvement in portfolio credit quality as these vintages become a smaller percentage of the portfolio and ultimately roll off.

            The higher credit quality originations in the last year represent 45% of the total loan portfolio and 35% of the lease portfolio. The average charge-off in the loan portfolio has increased 23% in the last year from $5300 per unit to $6500.

            In the leasing portfolio the average charge-off per unit has increased 35% in the last year from $8400 to $11,500. This increased loss per vehicle is a reflection of the deterioration in the used car market.

            There has been substantial improvement in the risk profile of loan originations in recent vintages and quarters. Average FICO scores on loans originated in the first half of 2001 were 713. That compared with 690 in late '99 and the first half of 2000. The percentage of D-Tier paper originated declined from 18% to 6% during the same two time periods. These same trends apply to the lease portfolios.
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            With the improvement in the risk profile of recent originations, we expect to see declines in the charge-off levels that we've seen over the last six months. The credit quality in the home equity direct installment and residential real estate portfolio is stable and performing well.

            Turning to the next slide, 90-day-plus delinquencies in the total portfolio declined from 49 basis points to 32 basis points during the quarter. If you exclude the impact of the charge-offs that were included in the second quarter special charge, delinquencies would have declined from 49 basis points to 42 basis points.

            Consumer delinquencies would have been basically unchanged, declining slightly from 69 to 66 points. And commercial and commercial real estate delinquencies would have declined from 29 basis points to 17 basis points.

            The loan loss reserve was increased from 1.45% to 1.67% during the quarter, reflecting $44 million of additional credit reserves associated with a special charge. The expectation is that this reserve will decline as these loans are charged off.

            Despite the larger reserve for loan losses, the $41 million increase in non-performing assets reduced the loan loss reserve coverage ratio from 239% to 211%. The next slide just provides some detail on the impact of the special charge on the allowance for loan losses in the second quarter.

            At last week's investor conference in New York, we provided earnings guidance for the remainder of 2001 and 2002. We want to provide you with a little more detail today, particularly on the Florida market disposition.
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            The next slide you see, entitled 2002 Earnings Projections, is the same slide that we showed you last week, creating a 2002 earnings per share estimate by building on the 2001 estimate of $1.15 to $1.17 per share.

            The next slide, Goodwill and CDI Amortization, breaks out the detail of our intangible assets, goodwill, and the core deposit intangibles between Florida and the rest of the company.

            These are balances that are projected as of December 2001. Total Florida intangibles will total $526 million at that date. Only $191 million of goodwill will remain on Huntington's books.

            The numbers at the bottom of the slide are the per share amortization of goodwill and the core deposit intangibles, broken out again by Florida and the rest of the company. Elimination of goodwill amortization will have the impact of increasing Huntington's earnings per share by 11% - I'm sorry by 11 cents in 2002, independent of the sale of Florida. This is the same 11 cents per share increase in 2002 earnings that you saw on the previous slide related to accounting change goodwill.

            The next slide provides some detail on the excess capital that will be created or generated from the Florida sale. This shows the capital is generated and released by the sale of Florida and also the capital required to offset the $140 million of after-tax charges, some of which have been recognized in the Second Quarter, but the remainder be recognized in Third and Fourth Quarter, plus a small amount of capital required to true up or to bring the tangible common equity ratio up to 6-1/2% by the end of the year.

            Assuming the Florida branches are sold at Huntington's book value, that is at $526 million of remaining intangibles we highlighted just a moment ago, capital of $526 million will be generated.
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            In addition the sale will release $170 million in tangible capital.
            We've assumed a ratio here of 6-1/2%. It's currently required to support the assumed $2.6 billion of tangible assets expected to be sold late in 2001.

            This $696 million total will be augmented by any after-tax gain that the sale generates. That is, a deposit premium above Huntington's book value of $526 million. This 696 million plus whatever after-tax gain is generated will be reduced by the $140 million of after-tax charges that we will recognize this year, and $18 million in capital required to bring a tangible common equity asset ratio to 6-1/2%. Thus the net capital available for stock repurchase is the sum of $538 million plus whatever after-tax gain you want to assume we generate on the sale.

            The final slide, we had showed in the presentation two to six cents earnings per share resulting from the disposition of the Florida branches at the investor presentation. There are three components of that number.

            First of all, the Florida earnings would go away as a result of the sale. This represents the singe digit return on the $696 million of equity that Huntington has invested in Florida. As I said last week these cash earnings are net of, or after, core deposit intangible amortization. But these foregone earnings exclude the benefit from the elimination of goodwill amortization in Florida. The earnings give up on this component is a negative.

            The second component is the earnings per share pick up resulting from the repurchase of Huntington stock. On our model we assumed $300 to $400 million of stock was repurchased. The source of funds for the stock repurchase is the net excess capital generated from the sale, that is the $538 million on the previous slide plus whatever after-tax gain we might recognize. This repurchase adds to earnings per share and is a positive component of the
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            Florida market disposition.

            The third component of the earnings - the third component is the earnings on the excess funding that's created by the disposition. This is the earnings on the sum of the $538 million plus the after tax gain, less whatever funds are actually utilized for the stock repurchase. Hopefully that provides you with a little bit more detail on some of the discussion that we had last week.

            That concludes our presentation this morning. We'd be happy to take any questions.

Operator:   At this time I'd like to remind everyone, in order to ask a question please press the number 1 on your telephone keypad. Please hold for your first question.

            Your first question comes from Derek Statkevicus with KBW.

Derek Statkevicus:  Hi, how are doing today?

Mike McMennamin:  Good.

Derek Statkevicus:  A quick question on the Florida sale. Again you just went over some graphs that showed even in what at least I would consider a fairly conservative sale price for Florida, you come up with round figures 540 million of capital available stock repurchase. Yet at the same time, in terms of trying to figure out what the earnings accretion you'd stock repurchase of $300 to $400 million. What's the disconnect there? Why not use the, you know, 540 million? Again assuming that you'll probably sell Florida for at least a small gain.

Mike McMennamin:  Derek, I don't think that there's a disconnect. What we've -
            we don't
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            know exactly how much stock we'll be able to buy back and what the time period we will be able to buy it back in. The assumption is just that in 2002 that we'll only be able to buy back something like $300 to $400 million of stock. If we can buy back more in 2002 then the benefit will be more - or the transaction will be more accretive.

            I think we did point out that the 2002 does not represent the total accretion benefit from this sale, rather that we expect that the remaining stock to be repurchased in 2003 with a corresponding benefit or accretion in 2003 earnings. So it's just a conservative assumption. We could have used a higher number, we chose not to.

Derek Statkevicus:  Okay. So again, the assumption is that the stock is bought back in the open market over time, as opposed to some sort of accelerated, you know, program relatively shortly after the completion of the sale of Florida.

Mike McMennamin:  Well the assumption in the model is just that the stock gets bought back. There's no assumption - we haven't decided as we mentioned last week what program or what process we use to buy back.

Derek Statkevicus:  Okay, fair enough. Thank you.

Operator:   Again I would like to remind everyone, in order to ask a question simply press the number 1 on your telephone keypad.

            Your next question comes from Ed Najarian with Merrill Lynch.

Ed Najarian:  Yeah, good afternoon guys. Mike, could you just go over the 72 million of credit related charges - extra charges that you went over in the beginning of the call and you broke that out - can you break that out for me once again?

Mike McMennamin:  Sure, hold on just one second. Okay it was $26 million, Ed, in businesses that we have exited. That was sub-prime auto lending that totaled $15 million. There's another $11 million of estimated embedded losses in a truck and equipment portfolio, about a $60 million portfolio. These are both portfolios that we are no longer making loans in. So that's 26 million.

            There is $20 million in consumer and small business loans that's about 75% consumer that are over 120 days delinquent that are being charged off or reserved for. And this just represents as you probably know banking regulations require you to charge these loans off if they're more than 120 days delinquent. But there are a number of exceptions to that - to those rules. We are just getting a lot more conservative in the application of those rules to our portfolio. That's 20 million.

            We've got $21 million which are increased reserves for consumer bankruptcy both related to just the deterioration we're seeing in consumer balance sheets as well as the increase in bankruptcies as related to the deterioration of the economy as well as, we think, some bankruptcy filings in anticipation of the proposed legislation. Just $5 million represents an increase in commercial loan reserves and I think that was the total.

Ed Najarian:  Okay, thanks. And then when you talk about the core net charge off ratio which was I believe 70...

Mike McMennamin:  Seventy-three basis points.

Ed Najarian:  Seventy-three basis points, and then in the press release there's an actual net charge off ratio which I believe was about 120 net basis points?

Mike McMennamin:  I think the difference Ed is the - the difference is the 125 basis points is total charge off including those that are included in the special charge, that
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            was I think $27 million of charge offs that were embedded in the special charge. If we add those to the charge off that we ran through the operating part of the income statement we come up to 125 basis points.

Ed Najarian:  Okay so now that $27 million difference was essentially the charges that are -were taken that are in - that are aligned with that 72 million that you just broke out for me. Is that correct?

Mike McMennamin:  The 125 basis points includes $27 million of actual charge offs...

Ed Najarian:  Right.

Mike McMennamin:  ...that were embedded in the $72 million. The $72 million credit portion of the reserves was $27 million of charge offs that actually were booked and 40 - 44 or $45 million of additional reserves that were put up. So the additional reserves would show up in the form of a higher loan loss reserve ratio that went from 145 to 167.

Ed Najarian:  Okay. I got that. I'm clear on that. Now that extra 44 to 45 million that was put in to the reserve, how quickly do you expect that to be used up or charged off? Will we see that go away in the form of extra charges in the Third and Fourth Quarter above and beyond the 65 basis point ratio that you talked about last week?

Mike McMennamin:  No, we don't think we will. First of all the assumption in building that $45 million in reserves up is that as those charge offs occur that those - the reserve would actually be reduced as the charge offs go against the reserves have already been established. That would imply that the reserve over some period of time would go back to the 145 basis points that we were at to begin with which we did feel was adequate.

Ed Najarian:  Okay.

Mike McMennamin:  The charge offs that we've assumed - we however in our earnings forecast for the second half of 2001 and also for the 2002 period we've assumed charge offs of 65 basis points. So you could argue we've got an element of conservatism that's built in there.

Ed Najarian:  Okay. So in some ways you're - wait, I think I sort of missed that last point. There won't be then expected additional charges above and beyond the 65 basis points. There will be some, but not as much as the 40 to 45 million I guess.

Mike McMennamin:  Well we're saying that the - we do not expect charge offs in the next year and a half to be above 65 basis points.

Ed Najarian:  Okay.

Mike McMennamin:  Now that would imply - if charge offs stay exactly at the level that they've been at in the first half excluding this charge for just a second, charge offs in the first half have averaged 64 basis points. Let's assume for the sake of discussion the charge offs were to remain at that level for the rest of 2001 and for 2002. That would imply that the reserve would not be drawn down.

Ed Najarian:  Right.

Mike McMennamin:  So we've got an element of conservatism built into the numbers. Stated another way, if we're going to draw down the reserve by $45 million over the next few quarters then you would expect our reported charge offs to actually decline from the 65 basis points that we've assumed. We're unwilling to make that assumption today at this stage of the game. So there's an element of conservatism built in there.

Ed Najarian:  Okay. I got it, thanks.

Operator:  Your next question comes from Brock Vandervliet with Lehman Brothers.

Brock Vandervliet:  Good afternoon. I could just ask a completely unrelated question tied to the indirect auto securitization page. You mentioned then in passing Mike that you'd securitized 550 million or so last year and just 107 or so this year. Was that just due to market conditions or another reason?

Mike McMennamin:  Brock, we had two securitizations last year. There was a $500 million deal effected in the First Quarter. In the Second Quarter very - we securitized a billion dollars of which on - of which some that got done in the Second and Third Quarter. That was the 556 million I was referring to. There have been no securitizations done since that Second Quarter securitization. The $107 million that we do - the billion dollar securitization was done last year is a revolving securitization where you have - where you top off the loans sold on a quarterly basis keeping it up to the billion dollars outstanding. The top off in the First Quarter - in the Second Quarter was $107 million of that.

Brock Vandervliet:  Okay, thank you.

Operator:  Your next question comes from Fred Cummings with McDonald
            Investments.

Fred Cummings:  Yes, good afternoon. Mike can you touch on how the Florida operation is impacted 1, the service charge on deposit growth or any of the - assuming that's the one major line item that Florida would've - might've influenced. And then related to that you had pretty good growth in your interest bearing checking accounts and I'm wondering if you exclude Florida how that growth rate would look.

Mike McMennamin:  Fred I don't have any specific numbers but let me talk anecdotally. The Florida deposit mix is skewed away from demand deposits. My recollection is that only 13% of our total deposits in Florida are demand deposits, verses 19% of the total deposits in the rest of the company being demand deposits. So the service charge - your question on the service charge income I'm going to say that the Florida - Florida should not have been a large component of that.

            In terms of the growth in the non-interest bearing deposits...

Tom Hoaglin:  Interest bearing deposits.

Mike McMennamin:  I'm sorry, interest bearing deposits.

Fred Cummings:  Yes.

Mike McMennamin:  You're talking interest bearing checking?

Fred Cummings:  Yeah, interest - the demand accounts. Yeah, the interest bearing demand accounts.

Mike McMennamin:  Don't really have any illuminating comments on that. I'd have to check on that and I'll get - I'll be happy to get back to you later.

Fred Cummings:  Ok. And could you characterize how Michigan did, what's on the deposit growth side?

Mike McMennamin:  Michigan has been doing well of late on deposit growth. As you know and as everyone knows we have been challenged in Michigan. But the deposits - we ran a couple of the special deposit campaigns up there and have had some success in the last few months. So Michigan has really picked up the pace verses a year ago when they were lagging considerably.

Fred Cummings:  Ok, thank you.

Operation:  At this time there are no further questions - okay, you have another question from Brock Vandervliet of Lehman Brothers.

Brock Vandervliet:  Yeah Mike this is Brock. If you could just follow up on a comment you made on the conference call a couple of days ago. You described the returns earned on the Florida franchise's mid single digit or single digit. Could you - that strikes me as rather low. I'm just trying to get at why that was, whether it's small branch size or the deposit mix. Could you speak to that a little bit? Thanks.

Mike McMennamin:  Brock I think that there's two or three factors that are involved in the - first of all we've got a relatively large capital investment down there. We've got on the slides that we just walked you through it's $696 million, I think we said $700 million in our presentation. So we $700 million invested down there. That's over 30% of our capital, Florida would represent only 23 or 24% of our deposits so we've got a disproportionate share of capital down there because of the purchase accounting. I think that's one factor.

            Secondly the deposit mix as I mentioned is skewed away from demand deposit and heavily toward CDs just because of the demographics of the population. So you tend to earn - you're - the margin that you earn on your deposit business are reduced by I want to say about 30 basis points pre-taxed so you're earning less on your deposit business.

            And thirdly unlike the rest of the company Florida has got a loan to deposit ratio that would be just a little south of 50%. And of course banks tend to make money when they earn relatively loan to deposit ratios. So I think that it's a combination that we've got a-we have a disproportion share of our capital invested down there, the deposit mix is just not as rich a mix as we've experienced elsewhere in the franchise, and we have a relatively low loan to deposit ratio vis-a-vis the rest of the company down there. I think when you add those factors up that just creates a relatively low return on our investment.

Brock Vandervliet:  Thank you.

Operator:  Your next question comes from Ed Najarian with Merrill Lynch.

Ed Najarian:  Yeah, it's just a quick follow up. When you're talking about your
            $1.15 to $1.17 guidance for this year is that including a 28 cent Quarter for this Quarter the core number you broke out or the 30 cent operating number?

Mike McMennamin:  Let's take the mid point in $1.16. We've reported total earnings for the first half of 57 cents and we've reported total core earnings of 56. So Ed there's only a penny difference...

Ed Najarian:  Yeah, okay.

Mike McMennamin:  From one one way or another. We are tending to think in terms of core earnings.

Ed Najarian:  Okay, thanks.

Operator:  Your next question comes from Fred Cummings with McDonald
            Investments.

Fred Cummings:  Yeah, a follow up. Tom, when you talked about you targeted cost savings of $36 million pre tax that struck me as being maybe somewhat conservative as it represents about 4% of your annualized expense base. Is that a conservative number, and - or is there something in your cost structure that suggests there - why would - shouldn't we expect to see more improvement on that front?

Tom Hoaglin:  Fred, thanks for the question. I fully expect that you will see more improvement as we go forward. What we did earlier this year was to focus our senior management team around what actions we could take sooner than later to tamper down the expense growth that we were looking at in our budget and our forecast for 2001.

            And my marching orders was not - included not interfering with serving customers, growing businesses. We needed to focus expense on the - take out in the near term on areas where it was duplicative or just not necessary. So what we did not do included in this exercise was to probably get after some of the tougher decisions. We didn't do a lot of actions that would have affected significant numbers of employees. What we did was to make sure the actions could be implementable in 2001 with savings captured in 2001. So we moved swiftly.

            But we fully understand that that's merely a down payment on our overall effort to control expenses. Going forward we want to make sure that as we grow revenues significantly we do not grow expenses commensurately so that we've got a nice gap between the rate of revenue growth and a rate of expense growth or hopefully non growth as the case may be. So we did what we could easily do quickly so that we could achieve the savings during 2001 but we're by no means suggest that our work is finished on the expense front.

Fred Cummings:  Okay. Thanks Tom.

Operator:  At this time there are no further questions.

Laurie Counsel:  Okay. Operator I think we will conclude our presentation for this afternoon. Again thank you for joining us.

Operator:  Okay, this concludes your conference. You may now disconnect.


                                      END